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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Pegasus Communications Corporation on Forms S-8 (File Nos. 333-22845-99, 333-22823-99, 333-52755-99, 333-33756-99 and 333-63154) of our reports dated
April 15, 2005 with respect to the consolidated financial statements and financial statement schedule as of December 31, 2004 and for the year then ended, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are included in this Annual Report on Form 10-K of Pegasus Communications Corporation.

Our report on the consolidated financial statements refers to the adoption of a new accounting pronouncement effective March 31, 2004 and the deconsolidation of certain of the Company's subsidiaries effective June 2, 2004 due to the subsidiaries filing for Chapter 11 bankruptcy protection under the United States Bankruptcy Code. The deconsolidated subsidiaries had represented substantially all of the Company's operating activities. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
May 16, 2005